EXHIBIT 10.3

October 23, 2025

PERSONAL AND CONFIDENTIAL

Mr. Zheyuan Liu, Chief Executive Officer

Tantech Holdings Ltd

No. 10 Cen Shan Road, Shuige Industrial Zone

Lishui City, Zhejiang Province 323000

People’s Republic of China

Re:	TANH | PIPE | Financial Advisory Agreement

Dear Mr. Liu:

The purpose of this financial advisory agreement (this “Agreement”) is to outline our agreement pursuant to which Aegis Capital Corp. (“Aegis”) will act as the financial advisor on a “best efforts” basis in connection with the PIPE Offering (the “Placement”) by Tantech Holdings Ltd (collectively, with its subsidiaries, the “Company”) of units consisting of its Common Shares (or Pre-funded Warrant (“Pre-funded Warrants”) in lieu thereof) and two series of warrants (“Warrants”) to purchase its Common Shares (collectively, the “Securities”). This Agreement sets forth certain conditions and assumptions upon which provision of Aegis’s financial advisory services (the “Services”) are premised. The Company confirms that entry into this Agreement with Aegis and performance of its obligations under this Agreement will not breach or otherwise violate the Company’s obligations to any other party or require any payments to such other party. For the sake of clarity, such obligations may include but not be limited to obligations under an engagement letter, advisory agreement, right of first refusal, or other agreement. Capitalized terms used herein shall have the meanings ascribed to them in the Transaction Documents (as defined below) unless otherwise defined herein.

The terms of our agreement are as follows:

1.

Engagement. The Company hereby engages Aegis, for the period beginning on the date hereof and ending two (2) months thereafter or upon the completion of the Placement, whichever is sooner (the “Engagement Period”), to act as the Company’s exclusive financial advisor in connection with the proposed Placement. The Services shall be provided to the Company in such form, manner and place as the parties mutually agree. During the Engagement Period or until the consummation of the Placement, and as long as Aegis is proceeding in good faith with provision of its Services in connection with the Placement, the Company agrees not to solicit, negotiate with or enter into any agreement with any financial advisor, investment banking firm, potential underwriter, placement agent, or any other person or entity in connection with an offering of the Company’s debt or equity securities or any other financing by the Company.

1345 Avenue of the Americas · New York, New York · 10105

(212) 813-1010 · Fax (212) 813-1047 · Member FINRA, SIPC

1

2.

The Placement. The Placement is expected to consist of a sale of up to approximately $15.0 million of the Company’s Securities. Aegis will act as financial advisor for the Placement subject to, among other matters referred to herein and additional customary conditions, listing approval by the Nasdaq Capital Market (“Exchange”) of the Securities to be issued, and the execution of definitive Transaction Documents in connection with the Placement (the “Transaction Documents”). The actual size of the Placement, the precise number of Securities to be offered by the Company and the offering price will be the subject of continuing negotiations between the Company and the investors thereto. In connection with the entry into the Transaction Documents, the Company (i) will meet with Aegis and its representatives to discuss such matters and to provide such documents as Aegis may require in connection with its Services provided to the Company, and (ii) will ensure that Aegis is a third party beneficiary of all representations, warranties, covenants, closing conditions and deliverables in connection with the Placement.

3.

Compensation. In consideration of Aegis’s entering into this Agreement, as compensation for the Services, the Company shall pay to Aegis a cash fee (the “Financial Advisory Fee”) of 4.0% of the gross proceeds received by the Company at the Closing of the Placement.

4.

Expenses. The Company will be responsible for and will pay all expenses relating to the Placement, including, without limitation, (a) all filing fees and expenses relating to the registration of the Securities with the Commission; (b) all FINRA Public Offering filing fees; (c) all fees and expenses relating to the listing of the Company’s equity or equity-linked securities on an Exchange; (d) all fees, expenses and disbursements relating to the registration or qualification of the Securities under the “blue sky” securities laws of such states and other jurisdictions as Aegis may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of the Company’s “blue sky” counsel) unless such filings are not required in connection with the Company’s proposed Exchange listing; (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the Securities under the securities laws of such foreign jurisdictions; (f) the costs of all mailing and printing of the Placement documents; (g) transfer and/or stamp taxes, if any, payable upon the transfer of Securities from the Company to the Purchasers (as defined below); (h) the fees and expenses of the Company’s accountants; and (i) $100,000 for reasonable legal fees and disbursements for Aegis’s counsel, exclusive of $25,000 previously paid by the Company for out-of-pocket expenses incurred.

5.

Termination. Notwithstanding anything to the contrary contained herein, the Company agrees that the provisions relating to the payment of fees, reimbursement of expenses, indemnification and contribution, equitable remedies, confidentiality, conflicts, independent contractor and waiver of the right to trial by jury will survive any termination or expiration of this Agreement. Notwithstanding anything to the contrary contained herein, the Company has the right to terminate this Agreement for cause. Notwithstanding anything to the contrary contained in this Agreement, in the event that no Placement is completed for any reason whatsoever during the Engagement Period, the Company shall be obligated to pay to Aegis its actual and accountable out-of-pocket expenses related to the Placement (including the Financial Advisory Fee and disbursements of Aegis’s legal counsel) as provided in this Agreement.

2

6.

Closing; Closing Deliverables. Unless otherwise agreed to by the Company and the investors, settlement of the Securities shall occur via “Delivery Versus Payment” (“DVP”) (i.e., on the Closing Date, (i) each purchaser of the Securities (each, a “Purchaser”) shall pay its respective Purchase Price to the Company for the Purchased Shares and the Warrants to be issued and sold to such Purchaser at the Closing by, at each Purchaser’s sole election, wire transfer of immediately available funds or transfer of the Non-Cash Amount in USDT (as defined in the Securities Purchase Agreement) (or a combination thereof), in accordance with the Company’s written instructions; (ii) the Company shall pay to Aegis, by wire transfer of immediately available funds, (a) the Financial Advisory Fee in U.S. dollars equal to four percent (4.0%) of the gross proceeds received by the Company from the Purchasers at the Closing and (b) all of Aegis’s reasonable out-of-pocket expenses incurred in connection with the Placement, up to a maximum aggregate amount of $100,000, exclusive of $25,000 previously paid by the Company, as set forth herein, and (iii) the Company shall promptly electronically deliver such Securities to the applicable Purchaser.

6.1. Company Deliveries.

6.1.1. On the date hereof, the Company shall deliver each of the following:

6.1.1.1 This Agreement duly executed by the Company.

6.1.1.2 The Securities Purchase Agreement in connection with the Placement duly executed by the Company.

6.1.1.3 The Registration Rights Agreement duly executed by the Company.

6.1.2. On or prior to the Closing Date, the Company shall deliver each the following:

6.1.2.1 A copy of the irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver, on an expedited basis, book entry statement (or at the request of the Purchaser, a certificate) evidencing a number of Common Shares equal to such Purchaser’s Subscription Amount divided by the Per Unit Purchase Price, registered in the name of such Purchaser.

6.1.2.2 For each Purchaser of Pre-Funded Warrants, a Pre-Funded Warrant registered in the name of such Purchaser to purchase up to a number of Common Shares equal to the portion of such Purchaser’s Subscription Amount applicable to Pre-Funded Warrants divided by the Per Unit Purchase Price, with an exercise price equal to $0.0001, subject to adjustment as provided therein.

3

6.1.2.3 The Company shall have provided each Purchaser with the Company’s wire instructions, on Company letterhead and executed by the Chief Executive Officer or Chief Financial Officer, or USDT payment instructions.

6.1.2.4 A duly executed and delivered Officers’ Certificate, in customary form reasonably satisfactory to the investors, Aegis and its counsel.

6.1.2.5 The Series C PIPE Common Warrants registered in the name of such Purchaser to purchase up to a number of Common Shares equal to 300.0% of the sum of the number of Shares and Pre-Funded Warrants stated on such Purchaser’s signature page hereto, each with an exercise price equal to $1.66, subject to adjustment as provided therein.

6.1.2.6 The Series D PIPE Common Warrants registered in the name of such Purchaser to purchase up to a number of Common Shares equal to 300.0% of the sum of the number of Shares and Pre-Funded Warrants stated on such Purchaser’s signature page hereto, each with an exercise price equal to $1.83, subject to adjustment as provided therein.

7.

Information. During the Engagement Period or until the Closing, the Company agrees to cooperate with Aegis and to furnish, or cause to be furnished, to Aegis, any and all information and data concerning the Company, and the Placement that Aegis deems appropriate (the “Information”). The Company will provide Aegis reasonable access during normal business hours from and after the date of execution of this Agreement until the Closing to all of the Company’s assets, properties, books, contracts, commitments and records and to the Company’s officers, directors, employees, appraisers, independent accountants, legal counsel and other consultants and advisors. Except as contemplated by the terms hereof or as required by applicable law, Aegis will keep strictly confidential all non-public Information concerning the Company provided to Aegis. No obligation of confidentiality will apply to Information that: (a) is in the public domain as of the date hereof or hereafter enters the public domain without a breach by Aegis, (b) was known or became known by Aegis prior to the Company’s disclosure thereof to Aegis as demonstrated by the existence of its written records, (c) becomes known to Aegis from a source other than the Company which information is not provided by the breach of an obligation of confidentiality owed to the Company, (d) is disclosed by the Company to a third party without restrictions on its disclosure or (e) is independently developed by Aegis as demonstrated by its written records. For the avoidance of doubt, except as otherwise provided herein, all information which is not publicly available relating to the Company’s proprietary technology is proprietary and confidential.

4

8.

No Third Party Beneficiaries; No Fiduciary Obligations. This Agreement does not create, and shall not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that: (i) Aegis is providing services hereunder as an independent contractor, is not and shall not be construed as a fiduciary of the Company, and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person or entity by virtue of this Agreement or the retention of Aegis hereunder, all of which are hereby expressly waived; (ii) any recommendation or advice, written or oral, given by Aegis to the Company in connection with this Agreement is intended solely for the benefit and use of the Company’s management and directors and shall not confer any rights or remedies upon any other person; and (iii) Aegis is a full service securities firm engaged in a wide range of businesses and from time to time, in the ordinary course of its business, Aegis or its affiliates may hold long or short positions and trade or otherwise effect transactions for its own account or the account of its customers in debt or equity securities or loans of the companies which may be the subject of the transactions contemplated by this Agreement. During the course of Aegis’s engagement with the Company, Aegis may have in its possession material, non-public information regarding other companies that could potentially be relevant to the Company or the transactions contemplated herein but which cannot be shared due to an obligation of confidence to such other companies.

9.	Indemnification, Advancement & Contribution.

9.1. Indemnification. The Company agrees to indemnify and hold harmless Aegis, its affiliates and each person controlling Aegis (within the meaning of Section 15 of the Securities Act), and the directors, officers, agents and employees of Aegis, its affiliates and each such controlling person (Aegis, and each such entity or person hereafter is referred to as an “Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the “Liabilities”), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of counsel for the Indemnified Persons) (collectively, the “Expenses”) and agrees to advance payment of such Expenses as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any actions, whether or not any Indemnified Person is a party thereto, arising out of or based upon (i) any untrue statement or alleged untrue statement of a material fact contained in (A) the Registration Statement, Prospectus or any other offering documents (as from time to time each may be amended and supplemented), (B) any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the Placement, including any “road show” or investor presentations made to investors by the Company (whether in person or electronically), or (C) any application or other document or written communication (collectively called “application”) executed by the Company or based upon written information furnished by the Company in any jurisdiction in order to qualify the Securities under the securities laws thereof or to file for an exemption from such requirement or filed with the Commission, any state securities commission or agency, any national securities exchange; or (ii) the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information provided to the Company by Aegis in writing specifically for use in the Registration Statement, Prospectus or any other offering documents with respect which or resulting from conduct by Aegis or another Indemnified Party, as to which Aegis shall indemnify and hold harmless the Company, its officers, directors and controlling parties in the manner set forth in this Section 9. The Company also agrees to reimburse and advance each Indemnified Person for all Expenses as they are incurred in connection with such Indemnified Person’s enforcement of his or its rights under this Section 9.

5

9.2. Procedure. Upon receipt by an Indemnified Person of actual notice of an action against such Indemnified Person with respect to which indemnity may reasonably be expected to be sought under this Section 9, such Indemnified Person shall promptly notify the Company in writing; provided that failure by any Indemnified Person so to notify the Company shall not relieve the Company from any obligation or liability which the Company may have on account of this Section 9 or otherwise to such Indemnified Person. The Company shall, if requested by Aegis, assume the defense of any such action (including the employment of counsel designated by Aegis and reasonably satisfactory to the Company). Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company has failed promptly to assume the defense and employ separate counsel reasonably acceptable to Aegis for the benefit of Aegis and the other Indemnified Persons or (ii) such Indemnified Person shall have been advised that in the opinion of counsel that there is an actual or potential conflict of interest that prevents (or makes it imprudent for) the counsel designated by and engaged by the Company for the purpose of representing the Indemnified Person, to represent both such Indemnified Person and any other person represented or proposed to be represented by such counsel, in which event the Company shall pay the reasonable fees and expenses of one counsel, plus local counsel, for all Indemnified Parties, which counsel shall, if Aegis is a defendant, be designated by Aegis. The Company shall not be liable for any settlement of any action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company shall not, without the prior written consent of Aegis, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action in respect of which advancement, reimbursement, indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person, acceptable to such Indemnified Party, from all Liabilities arising out of such action for which indemnification or contribution may be sought hereunder and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Person. The advancement, reimbursement, indemnification and contribution obligations of the Company required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as every Liability and Expense is incurred and is due and payable, and in such amounts as fully satisfy each and every Liability and Expense as it is incurred (and in no event later than 30 Calendar Days following the date of any invoice therefore).

6

9.3. Contribution. In the event that a court of competent jurisdiction makes a finding, final beyond right of review, that indemnity is unavailable to an Indemnified Person, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company, on the one hand, and to Aegis and any other Indemnified Person, on the other hand, of the matters contemplated by this Section 9 or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and Aegis and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of commissions and non-accountable expense allowance actually received by Aegis in the Placement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or Aegis on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and Aegis agree that it would not be just and equitable if contributions pursuant to this subsection 9.3 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection 9.3. For purposes of this paragraph, the relative benefits to the Company, on the one hand, and to Aegis on the other hand, of the matters contemplated by this Section 9 shall be deemed to be in the same proportion as: (a) the total value received by the Company in the Placement, whether or not such Placement is consummated, bears to (b) the commissions paid to Aegis under the Investment Banking Agreement. Notwithstanding the above, no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from a party who was not guilty of fraudulent misrepresentation.

9.4. Limitation. The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated thereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions, except to the extent that a court of competent jurisdiction has made a finding that Liabilities (and related Expenses) of the Company have resulted exclusively from such Indemnified Person’s gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

7

10.

Equitable Remedies. Each party to this Agreement acknowledges and agrees that (a) a breach or threatened breach by the Company of any of its obligations under the exclusivity provisions of Section 1 would give rise to irreparable harm to Aegis for which monetary damages would not be an adequate remedy and (b) if a breach or a threatened breach by the Company of any such obligations occurs, Aegis will, in addition to any and all other rights and remedies that may be available to such party at law, at equity, or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance of the terms of the exclusivity provisions of Section 1, as applicable, and any other relief that may be available from a court of competent jurisdiction, without any requirement to (i) post a bond or other security, or (ii) prove actual damages or that monetary damages will not afford an adequate remedy. Each party to this Agreement agrees that such party shall not oppose or otherwise challenge the existence of irreparable harm, the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 10.

11.

Governing Law; Venue. This Agreement will be deemed to have been made and delivered in the State of New York, USA, and both the binding provisions of this Agreement and the transactions contemplated hereby will be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof. Each of Aegis and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby will be instituted exclusively in the courts located in the Borough of Manhattan, City of New York, County of New York, State of New York (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the courts located in the City of New York, County of New York and State of New York, in any such suit, action or proceeding. Each of Aegis and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in such courts and agrees that service of process upon the Company mailed by certified mail to the Company’s address will be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon Aegis mailed by certified mail to Aegis’s address will be deemed in every respect effective service process upon Aegis, in any such suit, action or proceeding. Notwithstanding any provision of this Agreement to the contrary, the Company agrees that neither Aegis nor its affiliates, and the respective officers, directors, employees, agents and representatives of Aegis, its affiliates and each other person, if any, controlling Aegis or any of its affiliates, will have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by the Company that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. Aegis will act under this Agreement as an independent contractor with duties to the Company.

12.

Miscellaneous. The Company represents and warrants that it has all required power and authority to enter into and carry out the terms and provisions of this Agreement and the execution, delivery and performance of this Agreement does not breach or conflict with any agreement, document or instrument to which it is a party or bound. The binding provisions of this Agreement are legally binding upon and inure to the benefit of both the Company and Aegis and their respective assigns, successors, and legal representatives. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, and the remainder of the Agreement shall remain in full force and effect. This Agreement may be executed in counterparts (including electronic counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The undersigned hereby consents to receipt of this Agreement in electronic form and understands and agrees that this Agreement may be signed electronically. Signatures to this Agreement transmitted in electronic form will have the same effect as physical delivery of a paper document bearing the original signature, and if any signature is delivered electronically evidencing an intent to sign this Agreement, such electronic mail or other electronic transmission shall create a valid and binding obligation of the undersigned with the same force and effect as if such signature were an original. Execution and delivery of this Agreement by electronic mail or other electronic transmission is legal, valid and binding for all purposes.

8

If you are in agreement with the foregoing, please sign and return to us one copy of this Agreement. This Agreement may be executed in counterparts (including facsimile or .pdf counterparts), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page of TANH Financial Advisory Agreement Follows]

9

[Signature Page of TANH Financial Advisory Agreement]

Very truly yours,

Aegis Capital Corp.

By:
Name:	Robert Eide
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

The foregoing accurately sets forth our understanding and agreement with respect to the matters set forth herein.

Tantech Holdings Ltd

By:
Name:	Zheyuan Liu
Title:	Chief Executive Officer

10